Exhibit 99.1

FOR IMMEDIATE RELEASE

Compass Minerals Reports Fiscal 2023 Second-Quarter Results

OVERLAND PARK, Kan. (May 9, 2023) - Compass Minerals (NYSE: CMP), a leading global provider of essential minerals, today reported fiscal 2023 second-quarter results.

MANAGEMENT COMMENTARY

“We entered the year focused on executing across several strategic priorities aimed at accelerating growth by expanding into adjacent markets while maximizing the profitability of our core businesses. We continue to make meaningful progress on these priorities, including restoring historic levels of profitability within our Salt business, helping to enable Fortress' advance toward full commercialization, taking targeted actions to reduce our costs and enhancing our debt maturity profile by closing on a successful refinancing," said Kevin S. Crutchfield, president and CEO. "As I reflect on where the company stands halfway through the year, I'm pleased with the strides we have made to date while we remain acutely focused on the important work left to do. We will continue to work diligently on the parts of our business that we can control in order to maximize our value creation for all stakeholders."

QUARTERLY AND RECENT HIGHLIGHTS

•Total company operating earnings improved 140% year over year to $47.9 million, with net loss narrowing to $21.6 million versus $29.0 million over the corresponding period;
•Adjusted EBITDA from continuing operations increased to $77.4 million from $64.8 million last year;
•Recaptured historic levels of Salt segment profitability per ton during the second quarter;
•Acquisition of remaining 55% of Fortress North America (Fortress), a next-generation fire-retardant company, expected to be immediately accretive in fiscal 2023 with prospects for considerable upside thereafter; transaction further advances strategy to accelerate growth and reduce weather dependency by expanding into adjacent markets;
•Took initial steps to align the company's cost structure to current business needs through the elimination of approximately 49 full-time positions and other consulting and overhead costs, resulting in an expected improvement in operating expenses of $17 million to $18 million annually beginning in fiscal 2024;
•Extending debt maturity profile via refinancing of outstanding $250 million 4.875% Senior Notes due July 2024 with $75 million expansion of revolver to $375 million and a $200 million Term Loan A issuance; and
•Deepened the board's financial, extractive industry and corporate governance expertise with the appointment of Jill V. Gardiner to the company's board of directors.

Compass Minerals Reports Second Quarter Earnings

FINANCIAL RESULTS1

(in millions, except per share data)	Three Months Ended March 31, 2023	Six Months Ended March 31, 2023
Revenue	$411.1	$763.5
Operating earnings	47.9	75.8
Adjusted operating earnings	50.8	79.0
Adjusted EBITDA*	77.4	139.2
Net loss	(21.6)	(21.9)
Net loss per diluted share	(0.53)	(0.55)
Adjusted net loss*	(18.7)	(18.7)
Adjusted net loss* per diluted share	(0.46)	(0.47)
*Non-GAAP financial measure. Reconciliations to the most directly comparable GAAP financial measure are provided in tables at the end of this press release.

Consolidated operating earnings of $47.9 million were up 140% from $20.0 million in the corresponding quarter in fiscal 2022, with operating margins improving to 11.7% from 4.5%. Net loss from continuing operations and the associated net margin improved to $21.6 million and (5.3)%, respectively, in the second fiscal quarter, from a net loss of $29.0 million and net margin of (6.5)% in the corresponding period last year. Consolidated adjusted EBITDA improved to $77.4 million in the quarter, up 19% year over year. Consolidated adjusted EBITDA margin improved to 18.8% compared to 14.4% last fiscal year. Despite lower sales volumes in both the Salt and Plant Nutrition segments, strong pricing drove improved financial performance year over year.

SALT BUSINESS SUMMARY

The commercial focus for the Salt business has been to improve profitability to levels in line with the company's historic performance. Led by a higher average sales price, operating earnings increased 48% year over year to $73.1 million. Adjusted EBITDA increased to $88.9 million, up 36% from the prior-year period, with adjusted EBITDA per ton improving 64% to $20.19.

Salt fiscal 2023 second-quarter revenue totaled $360.5 million, down 8% year over year, driven by a 17% decrease in segment sales volumes offset by a 12% increase in average sales price. Highway deicing average selling price for the period increased 12% year over year to $69.90 per ton, consistent with the company's strategy to focus on value over volume in the fiscal 2023 highway deicing season. Below average winter weather overall, combined with the company's decision to concentrate sales commitments for the 2023 deicing season to more select geographies, resulted in the second-quarter highway deicing sales volumes being down 19% year over year. Consumer and industrial average selling price saw a 1% increase year over year as a lower mix of deicing product sales mostly offset price increases
1 All amounts in this press release represent results from continuing operations, except for amounts pertaining to the fiscal 2022 condensed consolidated statements of cash flows which include results from discontinued operations, unless otherwise noted.

Compass Minerals Reports Second Quarter Earnings

across all product groups. Sales volumes were down 5% due to below average winter weather activity partially offset by increased sales in non-deicing product lines.

PLANT NUTRITION BUSINESS SUMMARY

The year-over-year performance of the Plant Nutrition business continues to be impacted by the less favorable 2022 evaporation season, resulting in lower potassium deposits heading into 2023, and by extraordinary weather events fiscal year to date in select key markets, including California. Operating loss totaled $0.7 million for the quarter, down from operating earnings of $4.4 million in the prior-year period. Adjusted EBITDA declined to $7.8 million versus $13.2 million in the comparable period of fiscal 2022.

Plant Nutrition second-quarter revenue totaled $47.7 million, down 12% year over year. While the average segment sales price for the quarter was up 8% year over year, segment sales volumes were down 19% over the same period. Year over year, per-unit distribution costs increased 12% due primarily to changes in regional sales mix. All-in product costs (defined at the segment level as sales to external customers less distribution costs less operating earnings) per ton increased 20% over the comparable quarter in the prior year primarily due to operational measures taken to mitigate the impact of the below average 2022 evaporation season and the impact of the temporary spike in natural gas costs in the quarter. A small fire on a belt line at the Ogden facility during the quarter added approximately $1.6 million of unplanned operating expense in the quarter. There were no associated injuries and temporary measures were implemented that resulted in minimal downtime.

FORTRESS NORTH AMERICA ACQUISITION

On May 5, 2023, Compass Minerals completed the acquisition of the remaining 55% of Fortress for upfront consideration of approximately $26 million in cash, contingent consideration valued at approximately $28 million and an earn-out of $0.30 per gallon on Fortress product sold over a 10-year timeframe. Prior to the acquisition, Fortress entered into an agreement with the U.S. Forest Service (USFS) to supply product and provide associated services in the 2023 fire season. Fortress is the first new aerial fire-retardant company in over 20 years to supply fully approved retardants to the USFS in its fire-fighting activities. Fortress is expected to generate between $20 million and $25 million of revenue and operating profit and EBITDA in the low double-digit millions of dollars in fiscal 2023.

LITHIUM PROJECT UPDATE

In the second quarter, Compass Minerals continued to progress on all milestones with its lithium project on the Great Salt Lake. Recent legislative actions in Utah, however, have altered certain aspects of the regulatory regime that will govern lithium development on the lake, some of which will require rulemaking in the coming months. Accordingly, the company is deferring the disclosure of any project-related economic and engineering estimates, including FEL-2 and FEL-3 project estimates, until the impact of these actions can be better assessed.

"The prospect of lithium development at the Great Salt Lake is not new, but it is only recently that such development has become commercially viable," commented Crutchfield. "The State of Utah is working to develop a framework that enables it to receive what the state considers

Compass Minerals Reports Second Quarter Earnings

'full and fair value' for the responsible development of this asset. We have been and will continue to be engaged in discussions with the state and believe there continues to be common interest that provides for the value creation this project presents for our many stakeholders, the State of Utah included."

Crutchfield continued, "However, recent legislative actions in Utah have introduced new regulatory and cost impacts that must be considered as we progress with the next milestones of our lithium project at Ogden, including the construction of our announced 11,000 MT, battery-grade lithium carbonate facility. We need clarity and resolution on those potential impacts before we provide the updated economic and capital outlooks that we had previously discussed. Compass Minerals has been an important contributor to the Utah economy for decades and we are proud of our record as a responsible operator on the Great Salt Lake. As we have in the past, I am optimistic that we will be able to collaborate with the state and advance this important project."

CASH FLOW AND FINANCIAL POSITION

Net cash provided by operating activities amounted to $143.9 million for the six months ended March 31, 2023, compared to $145.9 million in the prior year.

Net cash used in investing activities was $44.0 million for the six months ended March 31, 2023 compared to $88.4 million in the comparable prior-year period, which included approximately $46.3 million related to the company’s investment in Fortress. Total capital spending for the six months ended March 31, 2023 was $43.7 million, which included approximately $8 million in capital spending related to the company's lithium growth opportunity.

Net cash provided by financing activities was $102.9 million for the six months ended March 31, 2023, compared to net cash used in financing activities of $25.9 million in the comparable prior-year period. The significant items affecting year-to-date results include the $252 million gross ($240.7 million, net of fees) strategic equity investment by Koch Minerals & Trading (KM&T), partially offset by debt reduction of $123.1 million.

The company ended the quarter with $536.1 million of liquidity, comprised of $249.7 million in cash and cash equivalents and $286.4 million of availability under its $300 million revolving credit facility.

As previously disclosed, subsequent to quarter-end the company issued $200 million of Term Loan A notes due 2028 and expanded its credit facility by $75 million to fund the redemption of the outstanding $250 million 4.875% Senior Notes due July 2024.

Compass Minerals Reports Second Quarter Earnings

UPDATED FISCAL 2023 OUTLOOK

The company has provided updated commentary regarding its fiscal 2023 financial outlook.

Salt Segment
	Mild Winter[1]	2023 Range[2]	Strong Winter[1]
Highway deicing sales volumes (thousands of tons)	8,000	9,350 - 10,050	11,050
Consumer and industrial sales volumes (thousands of tons)	2,000	2,000 - 2,150	2,150
Total salt sales volumes (thousands of tons)	10,000	11,350 - 12,200	13,200

Revenue (in millions)	$895	$990 - $1,065	$1,125
Adjusted EBITDA (in millions)	$175	$215 - $255	$275
(1) Mild and Strong Winter scenarios reflect management estimates of the potential impact to the presented line items assuming mild or strong winter weather. The company utilizes an array of information, including historical weather data and sales-to-commitment outcomes, to develop measures that are then applied to its 2023 Range to estimate these amounts.
(2) Range for fiscal 2023 reflects the company's estimated book of business for the period and assumes normalized weather conditions and average historical sales-to-commitment outcomes.

The performance guidance for the Salt segment across various weather scenarios remains unchanged from the company's prior guidance. Specifically, the company's expectation is that results are likely to come in within the 2023 Range of adjusted EBITDA of $215 million to $255 million. The strategic focus for the Salt segment for the balance of 2023 and beyond will center on managing costs and optimizing Compass Minerals' customer and geographic sales mix to maximize profitability and achieve full value for the company's salt products in all of its served markets.

Plant Nutrition Segment
2023 Range
Sales volumes (thousands of tons)	205 – 270
Revenue (in millions)	$155 - $225
Adjusted EBITDA (in millions)	$30 - $60

The company’s full-year outlook for Plant Nutrition remains unchanged from its prior guidance range, which reflected the unfavorable year-over-year volume impact of a suboptimal 2022 evaporation season, the heightened uncertainty regarding sulfate of potash (SOP) fertilizer pricing, higher production costs and extraordinary weather impacts in several core markets, primarily California.

Compass Minerals Reports Second Quarter Earnings

Other Assumptions
($ in millions)	2023 Range
Corporate and other expense*	$65 - $70
Depreciation, depletion and amortization	$95 - $105
Interest expense	$55 - $60
Effective income tax rate (excl. valuation allowance)	53% - 58%

Capital expenditures:
Sustaining	$90 - $100
Lithium	$60 - $75
Total	$150 - $175
* Corporate and other expense includes operating expenses of $10 to 12 million related to lithium development; it excludes depreciation, amortization and stock-based compensation.

As the company continues to invest in developing its lithium resource, related operating expenses in the range of $10 million to $12 million are projected for fiscal 2023, unchanged from its prior forecast.

The contribution of Fortress' financial results is reflected in Corporate and other expense. The company's previous expectation was that Fortress would have operating losses in 2023, and that was reflected in its prior guidance. In light of the company's acquisition of Fortress, Corporate and other expense is now expected to be within a range of $65 million to $70 million, down from $75 million to $80 million, reflecting the company’s expectation that Fortress will generate operating profit and EBITDA in the low double-digit millions of dollars in fiscal 2023.

Projected total capital expenditures for fiscal 2023 have been lowered to a range of $150 million to $175 million, comprising lithium development capital spending in the range of $60 million to $75 million (funded by proceeds from the recent KM&T transaction) and sustaining capital in the range of $90 million to $100 million for the fiscal year. The reduction in lithium capex by $30 million at the midpoint of guidance reflects further refinement in the project's engineering, resulting in lower expected project costs for the demonstration unit, as well as adjustments in the timing of select long lead time phase-one items. Expected sustaining capital spending remains unchanged from the company's prior estimate for the fiscal year.

CONFERENCE CALL

Compass Minerals will discuss its results on a conference call tomorrow morning, Wednesday, May 10, at 9:30 a.m. ET (8:30 a.m. CT). To access the conference call, please visit the company’s website at investors.compassminerals.com or dial 888-550-5768. Callers must provide the conference ID number 3632674. Outside of the U.S. and Canada, callers may dial 646-960-0469. Replays of the call will be available on the company’s website.

A supporting corporate presentation with fiscal 2023 second-quarter results is available at investors.compassminerals.com.

Compass Minerals Reports Second Quarter Earnings

About Compass Minerals
Compass Minerals (NYSE: CMP) is a leading global provider of essential minerals focused on safely delivering where and when it matters to help solve nature’s challenges for customers and communities. The company’s salt products help keep roadways safe during winter weather and are used in numerous other consumer, industrial, chemical and agricultural applications. Its plant nutrition products help improve the quality and yield of crops, while supporting sustainable agriculture. Additionally, the company is pursuing development of a sustainable lithium brine resource to support the North American battery market and is owner of Fortress North America, a next-generation fire retardant company. Compass Minerals operates 12 production and packaging facilities with nearly 2,000 employees throughout the U.S., Canada and the U.K. Visit compassminerals.com for more information about the company and its products.

Investor Contact	Media Contact
Brent Collins	Rick Axthelm
Vice President, Investor Relations	Chief Public Affairs and Sustainability Officer
+1.913.344.9111	+1.913.344.9198
InvestorRelations@compassminerals.com	MediaRelations@compassminerals.com

Forward-Looking Statements and Other Disclaimers
This press release may contain forward-looking statements, including, without limitation, statements about expected costs and pricing; efforts to create value, accelerate growth, expand our minerals portfolio, and enhance profitability; earnings potential; the company's lithium brine development project, including its expected milestones and potential for value creation; the company's investment in Fortress, including commercialization and expected earnings and contribution to EBITDA; and the company's outlook for fiscal 2023, including its expectations regarding sales volumes, revenue, EBITDA, corporate and other expense, depreciation, depletion and amortization, interest expense, tax rates, and capital expenditures. Forward-looking statements are those that predict or describe future events or trends and that do not relate solely to historical matters. We use words such as “may,” “would,” “could,” “should,” “will,” “likely,” “expect,” “anticipate,” “believe,” “intend,” “plan,” “forecast,” “outlook,” “project,” “estimate” and similar expressions suggesting future outcomes or events to identify forward-looking statements or forward-looking information. These statements are based on the company’s current expectations and involve risks and uncertainties that could cause the company’s actual results to differ materially. The differences could be caused by a number of factors, including without limitation (i) weather conditions, (ii) inflation, the cost and availability of transportation for the distribution of the company’s products and foreign exchange rates, (iii) pressure on prices and impact from competitive products, (iv) any inability by the company to successfully implement its strategic priorities or its cost-saving or enterprise optimization initiatives, and (v) the risk that the company may not realize the expected financial or other benefits from the proposed development of its lithium mineral resource or its investment in Fortress North America. For further information on these and other risks and uncertainties that may affect the company’s business, see the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the company’s Annual Report on Form 10-K

Compass Minerals Reports Second Quarter Earnings

for the period ended Sept. 30, 2022 and its Quarterly Reports on Form 10-Q for the quarters ended Dec. 31, 2022 and March 31, 2023 filed or to be filed with the SEC, as well as the company's other SEC filings. The company undertakes no obligation to update any forward-looking statements made in this press release to reflect future events or developments, except as required by law. Because it is not possible to predict or identify all such factors, this list cannot be considered a complete set of all potential risks or uncertainties.

The company has completed an initial assessment to define the lithium resource at Compass Minerals’ existing operations in accordance with applicable SEC regulations, including Subpart 1300. Pursuant to Subpart 1300, mineral resources are not mineral reserves and do not have demonstrated economic viability. The company’s mineral resource estimates, including estimates of the lithium resource, are based on many factors, including assumptions regarding extraction rates and duration of mining operations, and the quality of in-place resources. For example, the process technology for commercial extraction of lithium from brines with low lithium and high impurity (primarily magnesium) is still developing. Accordingly, there is no certainty that all or any part of the lithium mineral resource identified by the company’s initial assessment will be converted into an economically extractable mineral reserve.

Non-GAAP Measures
In addition to using U.S. generally accepted accounting principles (“GAAP”) financial measures, management uses a variety of non-GAAP financial measures described below to evaluate the company’s and its operating segments’ performance. While the consolidated financial statements provide an understanding of the company’s overall results of operations, financial condition and cash flows, management analyzes components of the consolidated financial statements to identify certain trends and evaluate specific performance areas.

Management uses EBITDA, EBITDA adjusted for items which management believes are not indicative of the company’s ongoing operating performance (“Adjusted EBITDA”) and EBITDA margin to evaluate the operating performance of the company’s core business operations because its resource allocation, financing methods and cost of capital, and income tax positions are managed at a corporate level, apart from the activities of the operating segments, and the operating facilities are located in different taxing jurisdictions, which can cause considerable variation in net earnings. Management also uses adjusted operating earnings, adjusted operating margin, adjusted net earnings, and adjusted net earnings per diluted share, which eliminate the impact of certain items that management does not consider indicative of underlying operating performance. The presentation of these measures should not be construed as an inference that future results will be unaffected by unusual or non-recurring items. Management believes these non-GAAP financial measures provide management and investors with additional information that is helpful when evaluating underlying performance. EBITDA and Adjusted EBITDA exclude interest expense, income taxes and depreciation, depletion and amortization, each of which are an essential element of the company’s cost structure and cannot be eliminated. In addition, Adjusted EBITDA and Adjusted EBITDA margin exclude certain cash and non-cash items, including stock-based compensation. Consequently, any measure that excludes these elements has material limitations. The non-GAAP financial measures used by management should not be considered in isolation or as a substitute for net earnings, operating earnings, cash flows or

Compass Minerals Reports Second Quarter Earnings

other financial data prepared in accordance with GAAP or as a measure of overall profitability or liquidity. These measures are not necessarily comparable to similarly titled measures of other companies due to potential inconsistencies in the method of calculation. The calculation of non-GAAP financial measures as used by management is set forth in the following tables. All margin numbers are defined as the relevant measure divided by sales. The company does not provide a reconciliation of forward-looking non-GAAP financial measures to the most directly comparable financial measures calculated and reported in accordance with GAAP, as the company is unable to estimate significant non-recurring or unusual items without unreasonable effort. The amounts and timing of these items are uncertain and could be material to the company’s results.

Adjusted operating earnings, adjusted operating earnings margin, adjusted net earnings, and adjusted net earnings (loss) per diluted share are presented as supplemental measures of the company’s performance. Management believes these measures provide management and investors with additional information that is helpful when evaluating underlying performance and comparing results on a year-over-year normalized basis. These measures eliminate the impact of certain items that management does not consider indicative of underlying operating performance. These adjustments are itemized below. Adjusted net earnings (loss) per diluted share is adjusted net earnings (loss) divided by weighted average diluted shares outstanding. You are encouraged to evaluate the adjustments itemized above and the reasons management considers them appropriate for supplemental analysis. In evaluating these measures you should be aware that in the future the company may incur expenses that are the same as or similar to some of the adjustments presented below.

Special Items Impacting the Three Months Ended March 31, 2023 (unaudited, in millions, except per share data)
Item Description	Segment	Line Item	Amount	Tax Effect(1)	After Tax	EPS Impact
Restructuring charges	Corporate and Other	SG&A	$1.9	$—	$1.9	$0.05
Restructuring charges	Salt	COGS and SG&A	1.0	—	1.0	0.02
Restructuring charges	Plant Nutrition	COGS and SG&A	0.4	—	0.4	0.01
Accrued legal costs related to SEC investigation	Corporate and Other	SG&A	(0.4)	—	(0.4)	(0.01)
Total			$2.9	$—	$2.9	$0.07
(1)    There were no substantial income tax benefits related to these items given the U.S. valuation allowances on deferred tax assets.

Compass Minerals Reports Second Quarter Earnings

Reconciliation for Adjusted Operating Earnings (unaudited, in millions)
	Three Months Ended March 31,		Six Months Ended March 31,
	2023	2022	2023	2022
Operating earnings	$47.9	$20.0	$75.8	$40.4
Executive transition costs(1)	—	0.5	—	3.8
Restructuring charges(2)	3.3	—	3.3	—
Accrued loss and legal costs related to SEC investigation(3)	(0.4)	13.6	(0.1)	16.7
Adjusted operating earnings	$50.8	$34.1	$79.0	$60.9
Sales	411.1	448.5	763.5	780.0
Operating margin	11.7%	4.5%	9.9%	5.2%
Adjusted operating margin	12.4%	7.6%	10.3%	7.8%
(1)    The company incurred severance and other costs related to executive transition.
(2)    The company incurred severance and related charges related to a reduction of its workforce.
(3)    The company recognized costs, net of reimbursements, related to the settled SEC investigation.

Reconciliation for Adjusted Net (Loss) Earnings (unaudited, in millions)
	Three Months Ended March 31,		Six Months Ended March 31,
	2023	2022	2023	2022
Net loss from continuing operations	$(21.6)	$(29.0)	$(21.9)	$(21.1)
Executive transition costs, net of tax(1)	—	0.4	—	3.2
Restructuring charges, net of tax(2)	3.3	—	3.3	—
Accrued loss and legal costs related to SEC investigation, net of tax(3)	(0.4)	12.2	(0.1)	14.5
Deferred tax valuation allowance(4)	—	28.0	—	28.0
Adjusted net (loss) earnings from continuing operations	$(18.7)	$11.6	$(18.7)	$24.6

Net loss from continuing operations per diluted share	$(0.53)	$(0.85)	$(0.55)	$(0.62)
Adjusted net (loss) earnings from continuing operations per diluted share	$(0.46)	$0.33	$(0.47)	$0.71
Weighted-average common shares outstanding (in thousands):
Diluted	41,110	34,113	40,423	34,100
(1)    The company incurred severance and other costs, net of tax, related to executive transition.
(2)    The company incurred severance and related charges related to a reduction of its workforce.
(3)    The company recognized costs, net of reimbursements, related to the settled SEC investigation of $(0.4) million and $13.6 million ($(0.4) million and $12.2 million net of tax) in the three months ended March 31, 2023 and 2022, respectively. The company recorded a contingent loss accrual and incurred net costs related to the settled SEC investigation of $(0.1) million and $16.7 million ($(0.1) million and $14.5 million net of tax) for the six months ended March 31, 2023 and 2022, respectively.
(4)    The company recognized a valuation allowance for certain deferred tax assets in the prior year period due to their uncertainty of being realized.

Compass Minerals Reports Second Quarter Earnings

Reconciliation for EBITDA and Adjusted EBITDA (unaudited, in millions)
	Three Months Ended March 31,		Six Months Ended March 31,
	2023	2022	2023	2022
Net loss from continuing operations	$(21.6)	$(29.0)	$(21.9)	$(21.1)
Interest expense	14.2	13.9	28.1	27.8
Income tax expense	55.1	30.4	67.0	29.2
Depreciation, depletion and amortization	24.5	27.9	48.4	56.2
EBITDA from continuing operations	72.2	43.2	121.6	92.1
Adjustments to EBITDA from continuing operations:
Stock-based compensation - non cash	3.1	4.5	13.7	7.7
Interest income	(1.9)	—	(3.0)	(0.3)
(Gain) loss on foreign exchange	(0.2)	3.0	2.3	2.6
Executive transition costs(1)	—	0.5	—	4.3
Restructuring charges(2)	3.7	—	3.7	—
Accrued loss and legal costs related to SEC investigation(3)	(0.4)	13.6	(0.1)	16.7
Other expense, net	0.9	—	1.0	0.1
Adjusted EBITDA from continuing operations	77.4	64.8	139.2	123.2
Adjusted EBITDA from discontinued operations	—	7.3	—	15.9
Adjusted EBITDA including discontinued operations	$77.4	$72.1	$139.2	$139.1
(1)    The company incurred severance and other costs related to executive transition.
(2)    The company incurred severance and related charges related to a reduction of its workforce.
(3)    The company recognized costs, net of reimbursements, related to the settled SEC investigation.

Compass Minerals Reports Second Quarter Earnings

Salt Segment Performance (unaudited, in millions, except for sales volumes and prices per short ton)
	Three Months Ended March 31,		Six Months Ended March 31,
	2023	2022	2023	2022
Sales	$360.5	$391.3	$668.6	$665.2
Operating earnings	$73.1	$49.3	$120.2	$88.7
Operating margin	20.3%	12.6%	18.0%	13.3%
Adjusted operating earnings(1)	$74.1	$49.3	$121.2	$88.7
Adjusted operating margin(1)	20.6%	12.6%	18.1%	13.3%
EBITDA(1)	$87.9	$65.5	$148.9	$121.1
EBITDA(1) margin	24.4%	16.7%	22.3%	18.2%
Adjusted EBITDA(1)	$88.9	$65.5	$149.9	$121.1
Adjusted EBITDA(1) margin	24.7%	16.7%	22.4%	18.2%
Sales volumes (in thousands of tons):
Highway deicing	3,915	4,815	6,816	7,622
Consumer and industrial	488	516	1,108	1,149
Total Salt	4,403	5,331	7,924	8,771
Average prices (per ton):
Highway deicing	$69.90	$62.31	$68.07	$60.85
Consumer and industrial	$177.77	$176.86	$184.63	$175.28
Total Salt	$81.87	$73.39	$84.37	$75.84
(1)    Non-GAAP financial measure. Reconciliations follow in these tables.

Reconciliation for Salt Segment Adjusted Operating Earnings (unaudited, in millions)
	Three Months Ended March 31,		Six Months Ended March 31,
	2023	2022	2023	2022
Reported GAAP segment operating earnings	$73.1	$49.3	$120.2	$88.7
Restructuring charges(1)	1.0	—	1.0	—
Segment adjusted operating earnings	$74.1	$49.3	$121.2	$88.7
Segment sales	360.5	391.3	668.6	665.2
Segment adjusted operating margin	20.6%	12.6%	18.1%	13.3%
(1) The company incurred severance and related charges related to a reduction of its workforce.

Compass Minerals Reports Second Quarter Earnings

Reconciliation for Salt Segment EBITDA and Adjusted EBITDA (unaudited, in millions)
	Three Months Ended March 31,		Six Months Ended March 31,
	2023	2022	2023	2022
Reported GAAP segment operating earnings	$73.1	$49.3	$120.2	$88.7
Depreciation, depletion and amortization	14.8	16.2	28.7	32.4
Segment EBITDA	$87.9	$65.5	$148.9	$121.1
Restructuring charges(1)	1.0	—	1.0	—
Segment adjusted EBITDA	$88.9	$65.5	$149.9	$121.1
Segment sales	360.5	391.3	668.6	665.2
Segment adjusted EBITDA margin	24.7%	16.7%	22.4%	18.2%
(1) The company incurred severance and related charges related to a reduction of its workforce.

Plant Nutrition Segment Performance (unaudited, dollars in millions, except for sales volumes and prices per short ton)
	Three Months Ended March 31,		Six Months Ended March 31,
	2023	2022	2023	2022
Sales	$47.7	$54.3	$89.3	$108.9
Operating (loss) earnings	$(0.7)	$4.4	$10.3	$13.9
Operating margin	(1.5)%	8.1%	11.5%	12.8%
Adjusted operating (loss) earnings(1)	$(0.3)	$4.4	$10.7	$13.9
Adjusted operating margin(1)	(0.6)%	8.1%	12.0%	12.8%
EBITDA(1)	$7.4	$13.2	$26.7	$31.5
EBITDA(1) margin	15.5%	24.3%	29.9%	28.9%
Adjusted EBITDA(1)	$7.8	$13.2	$27.1	$31.5
Adjusted EBITDA(1) margin	16.4%	24.3%	30.3%	28.9%
Sales volumes (in thousands of tons)	60	74	105	157
Average price (per ton)	$796	$736	$851	$696
(1)    Non-GAAP financial measure. Reconciliations follow in these tables.

Reconciliation for Plant Nutrition Segment Adjusted Operating (Loss) Earnings (unaudited, in millions)
	Three Months Ended March 31,		Six Months Ended March 31,
	2023	2022	2023	2022
Reported GAAP segment operating (loss) earnings	$(0.7)	$4.4	$10.3	$13.9
Restructuring charges(1)	0.4	—	0.4	—
Segment adjusted operating (loss) earnings	$(0.3)	$4.4	$10.7	$13.9
Segment sales	47.7	54.3	89.3	108.9
Segment adjusted operating margin	(0.6)%	8.1%	12.0%	12.8%
(1) The company incurred severance and related charges related to a reduction of its workforce.

Compass Minerals Reports Second Quarter Earnings

Reconciliation for Plant Nutrition Segment EBITDA and Adjusted EBITDA (unaudited, in millions)
	Three Months Ended March 31,		Six Months Ended March 31,
	2023	2022	2023	2022
Reported GAAP segment operating (loss) earnings	$(0.7)	$4.4	$10.3	$13.9
Depreciation, depletion and amortization	8.1	8.8	16.4	17.6
Segment EBITDA	$7.4	$13.2	$26.7	$31.5
Restructuring charges(1)	0.4	—	0.4	—
Segment adjusted EBITDA	$7.8	$13.2	$27.1	$31.5
Segment sales	47.7	54.3	89.3	108.9
Segment adjusted EBITDA margin	16.4%	24.3%	30.3%	28.9%
(1) The company incurred severance and related charges related to a reduction of its workforce.

Compass Minerals Reports Second Quarter Earnings

COMPASS MINERALS INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited, in millions, except share and per-share data)

	Three Months Ended March 31,		Six Months Ended March 31,
	2023	2022	2023	2022
Sales	$411.1	$448.5	$763.5	$780.0
Shipping and handling cost	130.1	160.1	237.5	255.8
Product cost	195.8	223.8	370.8	399.7
Gross profit	85.2	64.6	155.2	124.5
Selling, general and administrative expenses	37.3	44.6	79.4	84.1
Operating earnings	47.9	20.0	75.8	40.4
Other (income) expense:
Interest income	(1.9)	—	(3.0)	(0.3)
Interest expense	14.2	13.9	28.1	27.8
(Gain) loss on foreign exchange	(0.2)	3.0	2.3	2.6
Net loss in equity investee	1.4	1.7	2.3	2.1
Other expense, net	0.9	—	1.0	0.1
Earnings from continuing operations before income taxes	33.5	1.4	45.1	8.1
Income tax expense from continuing operations	55.1	30.4	67.0	29.2
Net loss from continuing operations	(21.6)	(29.0)	$(21.9)	$(21.1)
Net earnings from discontinued operations	—	16.9	—	11.4
Net loss	$(21.6)	$(12.1)	$(21.9)	$(9.7)

Basic net loss from continuing operations per common share	$(0.53)	$(0.85)	$(0.55)	$(0.62)
Basic net earnings from discontinued operations per common share	—	0.49	—	0.33
Basic net loss per common share	$(0.53)	$(0.36)	$(0.55)	$(0.29)

Diluted net loss from continuing operations per common share	$(0.53)	$(0.85)	$(0.55)	$(0.62)
Diluted net earnings from discontinued operations per common share	—	0.49	—	0.33
Diluted net loss per common share	$(0.53)	$(0.36)	$(0.55)	$(0.29)
Weighted-average common shares outstanding (in thousands):(1)
Basic	41,110	34,103	40,423	34,081
Diluted	41,110	34,113	40,423	34,100
(1)Weighted participating securities include RSUs and PSUs that receive non-forfeitable dividends and consist of 439,000 and 477,000 weighted participating securities for the three and six months ended March 31, 2023, respectively and 407,000 and 419,000 weighted participating securities for the three and six months ended March 31, 2022, respectively.

Compass Minerals Reports Second Quarter Earnings

COMPASS MINERALS INTERNATIONAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited, in millions)

	March 31,	Sept. 30,
	2023	2022
ASSETS
Cash and cash equivalents	$249.7	$46.1
Receivables, net	159.7	167.2
Inventories	261.7	304.4
Other current assets	29.7	44.3
Property, plant and equipment, net	782.6	776.6
Equity method investments	44.3	46.6
Intangible and other noncurrent assets	257.0	258.3
Total assets	$1,784.7	$1,643.5

LIABILITIES AND STOCKHOLDERS' EQUITY
Current portion of long-term debt	$—	$—
Other current liabilities	276.0	233.1
Long-term debt, net of current portion	825.7	947.6
Deferred income taxes and other noncurrent liabilities	197.6	206.4
Total stockholders' equity	485.4	256.4
Total liabilities and stockholders' equity	$1,784.7	$1,643.5

Compass Minerals Reports Second Quarter Earnings

COMPASS MINERALS INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited, in millions)
	Six Months Ended March 31,
	2023	2022
Net cash provided by operating activities(1)	$143.9	$145.9

Cash flows from investing activities:
Capital expenditures(2)	(43.7)	(43.5)
Investments in equity method investees	—	(46.3)
Other, net	(0.3)	1.4

Net cash used in investing activities	(44.0)	(88.4)

Cash flows from financing activities:
Proceeds from revolving credit facility borrowings	16.7	221.3
Principal payments on revolving credit facility borrowings	(168.2)	(280.7)
Proceeds from issuance of long-term debt	37.5	50.8
Principal payments on long-term debt	(9.1)	(5.9)
Net proceeds from private placement of common stock	240.7	—
Dividends paid	(12.6)	(10.5)
Proceeds from stock options exercised	—	0.2
Shares withheld to satisfy employee tax obligations	(1.6)	(0.5)
Other, net	(0.5)	(0.6)

Net cash provided by (used in) financing activities	102.9	(25.9)
Effect of exchange rate changes on cash and cash equivalents	0.8	2.4
Net change in cash and cash equivalents	203.6	34.0
Cash and cash equivalents, beginning of the year	46.1	21.0

Cash and cash equivalents, end of period	249.7	55.0
Less: cash and cash equivalents included in current assets held for sale	—	(10.1)
Cash and cash equivalents of continuing operations, end of period	$249.7	$44.9
(1)Includes cash flows provided by discontinued operations of $5.3 million in 2022.
(2)Includes capital expenditures of $1.2 million related to discontinued operations in 2022.

Compass Minerals Reports Second Quarter Earnings

COMPASS MINERALS INTERNATIONAL, INC.
SEGMENT INFORMATION
(unaudited, in millions)

Three Months Ended March 31, 2023	Salt	Plant Nutrition	Corporate & Other(1)	Total
Sales to external customers	$360.5	$47.7	$2.9	$411.1
Intersegment sales	—	1.4	(1.4)	—
Shipping and handling cost	124.0	6.1	—	130.1
Operating earnings (loss)(2)(3)	73.1	(0.7)	(24.5)	47.9
Depreciation, depletion and amortization	14.8	8.1	1.6	24.5
Total assets (as of end of period)	924.1	472.7	387.9	1,784.7

Three Months Ended March 31, 2022	Salt	Plant Nutrition	Corporate & Other(1)	Total
Sales to external customers	$391.3	$54.3	$2.9	$448.5
Intersegment sales	—	0.7	(0.7)	—
Shipping and handling cost	153.4	6.7	—	160.1
Operating earnings (loss)(2)	49.3	4.4	(33.7)	20.0
Depreciation, depletion and amortization	16.2	8.8	2.9	27.9
Total assets (as of end of period)	925.4	444.4	266.4	1,636.2

Six Months Ended March 31, 2023	Salt	Plant Nutrition	Corporate & Other(1)	Total
Sales to external customers	$668.6	$89.3	$5.6	$763.5
Intersegment sales	—	4.3	(4.3)	—
Shipping and handling cost	226.7	10.8	—	237.5
Operating earnings (loss)(2)(3)	120.2	10.3	(54.7)	75.8
Depreciation, depletion and amortization	28.7	16.4	3.3	48.4

Six Months Ended March 31, 2022	Salt	Plant Nutrition	Corporate & Other(1)	Total
Sales to external customers	$665.2	$108.9	$5.9	$780.0
Intersegment sales	—	3.1	(3.1)	—
Shipping and handling cost	241.8	14.0	—	255.8
Operating earnings (loss)(2)	88.7	13.9	(62.2)	40.4
Depreciation, depletion and amortization	32.4	17.6	6.2	56.2
(1)    Corporate and other includes corporate entities, records management operations, equity method investments and other incidental operations and eliminations. Operating earnings (loss) for corporate and other includes indirect corporate overhead including costs for general corporate governance and oversight, lithium-related expenditures, as well as costs for the human resources, information technology, legal and finance functions.
(2)    Corporate operating results for the three and six months ended March 31, 2023 include $3.3 million restructuring charges and reimbursements related to the settled SEC investigation of $0.4 million and $0.1 million, respectively. Corporate operating results for the three and six months ended March 31, 2022 include executive transition costs of $0.5 million and $3.8 million, respectively, and a contingent loss accrual and costs related to the SEC investigation of $13.6 million and $16.7 million, respectively.
(3)    In April 2023, the Company took initial steps to align its cost structure to its current business needs. These initiatives resulted in restructuring charges of $3.3 million, which impacted Corporate operating results for the three and six months ended March 31, 2023.